UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2020

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Aston Ave., Suite 100
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NTN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 13, 2020, NTN Buzztime, Inc. (“we,” “us,” “our,” or the “Company”) entered into an asset purchase agreement with Sporcle, Inc., a Delaware corporation (“Sporcle”), pursuant to which we agreed to sell to Sporcle all of our assets necessary for Sporcle to conduct the live hosted knowledge-based trivia events known as Stump! Trivia and OpinioNation. At the closing of the transaction, we will receive approximately $1.4 million in cash. The transaction is expected to close by January 31, 2020.

In addition to customary closing conditions, the closing of the transaction is subject to Sporcle obtaining financing to pay the consideration at closing. The asset purchase agreement may be terminated under specified circumstances, including by mutual consent of the parties, by either party if representations and warranties of the other party are not true or if the other party has failed to perform its covenants, or if the transactions contemplated by the asset purchase agreement are not consummated by January 31, 2020 (which date may be extended by mutual written consent of the parties).

The foregoing summary of the material terms of the asset purchase agreement does not purport to be complete and is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached as an exhibit to this report and is incorporated herein by reference.

The asset purchase agreement has been provided as an exhibit to this report to provide investors with information regarding its terms. The asset purchase agreement is not intended to provide any other information about the Company or Sporcle or any of their respective subsidiaries or affiliates. The representations, warranties and covenants in the asset purchase agreement were made only for purposes of the asset purchase agreement as of the specific dates therein, were made solely for the benefit of the parties to the asset purchase agreement, may be subject to limitations agreed upon by the parties thereto, and may be subject to standards of materiality applicable to such contracting parties that differ from those applicable to our stockholders. For the foregoing reasons, no person should rely on the representations, warranties or covenants in the asset purchase agreement, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties to the asset purchase agreement or any of their respective subsidiaries or affiliates.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2020, our board of directors, on the recommendation of its nominating and corporate governance/compensation committee, appointed Allen Wolff as our chief executive officer (“CEO”). Mr. Wolff served as our interim CEO since September 17, 2019. In connection with his appointment as CEO, the number of our board of directors was increased to five and Mr. Wolff was appointed to our board of directors.

Mr. Wolff, age 48, was appointed as our chief financial officer and executive vice president in January 2016 and served as chief financial officer from December 2014 until he was appointed as our interim chief executive officer on September 17, 2019. From July 2013 until December 2014, Mr. Wolff served as the chief financial strategist of PlumDiggity, a privately-held financial and marketing strategy firm that he co-founded. From October 2012 to July 2013, Mr. Wolff served as the chief financial officer of 365 Retail Markets, a privately-held company in the self-checkout point of sale technology industry, where he also served on its board of directors during such period. From July 2011 to April 2013, simultaneous with his role at 365 Retail Markets, Mr. Wolff held the leadership role of “Game Changer” at Crowdrise, an online fundraising platform company. Mr. Wolff joined Crowdrise after serving as the chief operating officer and chief financial officer from January 2011 to July 2011 of RetailCapital, LLC, a small business specialty finance company. Mr. Wolff co-founded PaySimple in January 2006 and held various roles including president, chief financial officer, executive vice president and director, from 2006 until he left the company in January 2011. From September 1998 until August 2012, Mr. Wolff was a principal for a casual dining restaurant. Mr. Wolff holds a B.A. from the University of Michigan and an MBA, from the University of Maryland, R.H. Smith School of Business.

We are not aware of any transaction in which Mr. Wolff has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection his appointment as our CEO, we entered into an amendment to Mr. Wolff’s employment agreement dated March 19, 2018. We also entered into an amendment to the employment agreement dated September 17, 2019 that we entered into with Sandra Gurrola when she was appointed our senior vice president of finance. The following is a summary of the material terms of the amendment to each of Mr. Wolff’s and Ms. Gurrola’s employment agreement.

Effective January 18, 2020, Mr. Wolff’s annual base salary will increase to $325,000, and it will increase to $350,000 effective July 1, 2021. However, in an effort to help us preserve cash, up to 20% of his base salary may be paid in shares of our common stock. Mr. Wolff’s target incentive performance-based bonus for 2020 will be $150,000, or 43% of his base salary. Previously the amount of such bonus was 50% of his base salary.

The performance-based bonus, if earned, will be payable as follows: 16.66% will be payable if the applicable performance targets for each of our 1st, 2nd and 3rd fiscal quarters are achieved, and 50% will be payable if the applicable performance targets for the applicable fiscal year are achieved. Ms. Gurrola’s employment agreement was amended to be consistent with the foregoing and her target incentive performance-based bonus for 2020 continues to be $38,000, or 20% of her base salary. The performance targets will continue to be established by our board of directors (or its nominating and corporate governance/compensation committee), the level of achievement will continue to be determined and approved by our board of directors (or its nominating and corporate governance/compensation committee), and we anticipate that the performance targets will continue to fall into three categories, the achievement of which will be determined following each quarter or year, as applicable: strategic, financial and operational. All incentive-based compensation payable to Mr. Wolff and Ms. Gurrola will be subject to any clawback policy that we may establish.

The amount of severance to which Mr. Wolff will be entitled if we terminate his employment without cause or if he resigns for good reason will be equal to one month of his base salary for every full year of full-time employment, subject to a minimum of 6 months and a maximum of 9 months. Previously, Mr. Wolff was entitled to 6 months of severance. Mr. Wolff has been employed with us for slightly over 5 years. Similarly, the amount of severance to which Ms. Gurrola will be entitled if we terminate her employment without cause or if she resigns for good reason will be equal to 9 months of her base salary. She has been employed with us for over 10 years.

We agreed to grant 75,000 and 25,000 restricted stock units to Mr. Wolff and Ms. Gurrola, respectively, which will vest quarterly, subject to accelerated vesting in the event of a change in control. We expect to grant such awards on or about January 19, 2020.

To help us preserve cash, Mr. Wolff agreed to forfeit the $30,000 cash bonus to which he would have been entitled if he remained employed with us for at least 180 days from September 17, 2019, the date on which he was appointed interim CEO. In exchange we agreed to issue to him such number of shares of our common stock equal to a pro rata amount of the $30,000 bonus (determined by multiplying $30,000 by a fraction, the numerator of which is the number of days lapsed between September 17, 2019 and the effective date of the amendment to his employment agreement, and the denominator of which is 180) divided by the closing price of our common stock on the effective date of the amendment to his employment agreement.

The foregoing summary of the material terms of the amendments to the employment agreements of Mr. Wolff and Ms. Gurrola does not purport to be complete and is qualified in its entirety by reference to such amendments, copies of which are attached hereto as an exhibit to this report and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 14, 2020, we issued a press release announcing that we entered into the asset purchase agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1#	Asset purchase agreement dated January 13, 2020 between NTN Buzztime, Inc. and Sporcle, Inc.

10.2*	Second Amendment to Employment Agreement dated January 14, 2020 by and between NTN Buzztime, Inc. and Allen Wolff

10.3*	First Amendment to Employment Agreement dated January 14, 2020 by and between NTN Buzztime, Inc. and Sandra Gurrola

99.1	Press release dated January 14, 2020

#	Schedules and exhibits to this agreement, as well as portions of this agreement that are not material and would likely cause competitive harm to the registrant if publicly disclosed, have been omitted from this exhibit pursuant to Instructions 4 and 6 of Item 1.01 of Form 8-K. A copy of any omitted schedule or exhibit and/or an unredacted copy of this agreement will be provided to the Securities and Exchange Commission or its staff upon request.

*	Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: January 15, 2020	By:	/s/ Sandra Gurrola
Sandra Gurrola
Sr. Vice President of Finance